Exhibit 3.3

AMENDMENT TO BY-LAW NO. 1

Amendment to the by-laws relating generally to the conduct of the business and affairs of SINOMAR CAPITAL CORP.

(hereinafter called the ‘Corporation”).

Part V of By-Law No. 1 is amended by adding Section 5.13 as follows:

“5.13   Written Acknowledgement: Each shareholder is entitled, without charge, to a non-transferable written acknowledgment of the shareholder's right to obtain a share certificate.”

ENACTED this 31st day of December, 2009.

TIM HUNT
Secretary

CONFIRMED BY THE SHAREHOLDERS 1N ACCORDANCE WITH THE ACT, the 1st day of February, 2010.

TIM HUNT
Secretary